Exhibit 3.1

Certificate of Merger

Pursuant to Section 14-2-1105 of the Georgia Business Corporation Code, the undersigned parties submit this Certificate of Merger.

1. Parties. The parties to the merger are as follows:

CORECARD CORPORATION is a corporation incorporated under the laws of Georgia on November 8, 1991.

GENESIS MERGER SUB INC. is a corporation incorporated under the laws of Georgia on July 25, 2025.

2. Surviving Corporation. The surviving corporation is CORECARD CORPORATION.

3. Effective Date. The merger is to become effective as of 4:01 p.m., Eastern Time, on October 30, 2025.

4. Approval of Plan of Merger.

The plan of merger was duly approved by the shareholders of CORECARD CORPORATION.

The plan of merger was duly approved by the shareholders of GENESIS MERGER SUB INC.

5. Amendment to Articles of Incorporation. The articles of incorporation of CORECARD CORPORATION, the surviving corporation, are amended in connection with the merger, and the amended and restated articles of incorporation are attached to this Certificate of Merger.

6. Plan of Merger. The executed plan of merger is on file at the principal place of business of CORECARD CORPORATION, the surviving corporation, located at One Meca Way, Norcross, GA 30093.

7. Availability of Plan of Merger. A copy of the plan of merger will be furnished by CORECARD CORPORATION, the surviving corporation, on request and without cost, to any shareholder of any corporation that is a party to the merger.

8. Request for Publication. A request for publication of a Notice of Merger, a Notice of Merger and a publishing fee of $40.00 have been mailed to an authorized newspaper as required by Section 14-2-1105.1 of the Georgia Business Corporation Code.

CORECARD CORPORATION By: /s/ James Leland Strange James Leland Strange President & Chief Executive Officer Date: October 30, 2025

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF CORECARD CORPORATION

Article 1: Name of the Corporation

The name of the corporation is CoreCard Corporation (the "Corporation").

Article 2: Corporate Purpose

The purpose of the Corporation is to engage in any and all lawful business for which corporations may be incorporated under the Code.

Article 3: Authorized Shares

The Corporation is authorized to issue a total of 1,000 shares common stock with a par value of $0.01 per share.

Article 4: Registered Office and Agent

The address and county of the Corporation's registered office is: 289 South Culver Street, Lawrenceville, GA 30046, Gwinnett County. The name of the Corporation's registered agent at the registered office is: C T Corporation System.

Article 5: Limitation on Director Liability

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

(A)         any appropriation, in violation of the director’s duties, of any business opportunity of the corporation;

(B)         acts or omissions that involve intentional misconduct or a knowing violation of law;

(C)         liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Code; and

(D)         any transaction from which the director derived an improper personal benefit.

If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article Five shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

Article 6: Effective Date

These Amended and Restated Articles of Incorporation were duly approved and adopted by a vote of the requisite number of shareholders of the Corporation on October 28, 2025. These Amended and Restated Articles of Incorporation supersede the Amended and Restated Articles of the Corporation dated August 3, 2022. These Amended and Restated Articles of Incorporation shall be effective as of 4:01 p.m., Eastern Time, on October 30, 2025.

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IN WITNESS WHEREOF, the undersigned have signed these Amended and Restated Articles of Incorporation as of October 30, 2025.

CORECARD CORPORATION /s/ James Leland Strange James Leland Strange President & Chief Executive Officer